UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2012

ALLEGHANY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York 10036
(Address of principal executive offices) (Zip Code)

(212) 752-1356

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In January 2011, the Compensation Committee of the Board of Directors of Alleghany Corporation (“Alleghany”) established the ACP Incentive Program pursuant to Alleghany’s 2010 Management Incentive Plan. The purpose of the ACP Incentive Program was to provide cash incentives to select officers of Alleghany and the investment personnel of Alleghany Capital Partners LLC, a wholly-owned subsidiary of Alleghany (“ACP”), the employees of which are responsible, under the supervision of Weston M. Hicks, President and chief executive officer of Alleghany, for group-wide equity investments of Alleghany and its subsidiaries. Pursuant to the ACP Incentive Program, a 2011 Incentive Pool was created equal to 5% of the amount by which (a) the performance of a designated portfolio, with an aggregate value of approximately $1.5 billion, of public equities and cash investments held by Alleghany and its subsidiaries and managed by ACP exceeded (b) the performance that would have been achieved if the designated portfolio had a total return equal to the total return of the S&P 500, over the three-year period from January 1, 2011 through December 31, 2013. Mr. Hicks was granted a 50% interest in the 2011 Incentive Pool. Payouts in respect of the 2011 Incentive Pool were subject to certain caps, including a cap of $1.0 million for interim payments in respect of calendar year 2011.

At a meeting held on January 17, 2012, the Compensation Committee of the Board of Directors of Alleghany (the “Compensation Committee”) determined to discontinue the ACP Incentive Program. Interim pro rata payments will be made to the participants in the 2011 Incentive Pool based upon performance through December 31, 2011, as certified by the Compensation Committee at its February 2012 meeting. Once the interim pro rata payments for calendar 2011 have been made, no further payments will be made in respect of the 2011 Incentive Pool or under the ACP Incentive Program.

The foregoing description of the ACP Incentive Program is qualified in its entirety by reference to the Terms and Provisions Governing 2011 ACP Incentive Awards, a copy of which was filed as Exhibit 10.2 to Alleghany’s Current Report on Form 8-K filed on January 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: January 23, 2012	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and chief financial officer